Exhibit 10.1

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement, dated as of April 21, 2017, is made by and between  BGC Partners, Inc. a Delaware corporation  (“Lender”), and Cantor Sponsor, L.P., a Delaware limited partnership (“Borrower”).

Recitals

Whereas, Borrower requires the availability of certain loan facilities for the operation of its business, and has requested that Lender make certain loan facilities available to Borrower; and

Whereas, Lender is willing to provide Borrower with such loan facilities on the terms and conditions hereafter provided;

Now, Therefore, in order to induce Lender to make the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Lender and Borrower hereby agree as follows:

1.Defined Terms.  When used in this Agreement, the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Applicable Rate” shall mean, for any Rate Period, the greater of (a) the Lender’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%) and (b) CFLP’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%).  The Applicable Rate for each Rate Period shall be determined by the Lender in accordance herewith, and the Lender shall advise the Borrower of such determination.

“Business Day” means with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“CLFP” means Cantor Fitzgerald, L.P., a Delaware limited partnership.

“Default” or “Event of Default” shall have the meaning assigned to such terms in Section 6 hereof.

“Effective Date” means the date hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any amount(s) borrowed by Borrower from Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Revolving Credit Note, and all other documents, agreements or instruments executed or delivered in connection with any of the foregoing.

“Material Adverse Effect” means any set of circumstances or events that (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any provision of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrower, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform its obligations hereunder or under any other Loan Document, or (d) materially impairs or could reasonably be expected to materially impair the ability of Lender to enforce any of its legal remedies pursuant to this Agreement or any other Loan Document.

“Obligations” means all unpaid principal of and accrued and unpaid interest on Loans evidenced by the Revolving Credit Note, and all other obligations, interest, fees, charges and expenses of Borrower to Lender arising under or in connection with the Loan Documents.

“One Month LIBOR” shall mean, with respect to any Rate Period, the rate for deposits in U.S. dollars having a term of one month, commencing on the Reset Date for such Rate Period, which appears on Reuters Page LIBORO01 at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date.  If such rate does not appear on Reuters, the rate will be the rate at which deposits in U.S. dollars are offered by JPMorgan Chase in the London interbank market at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date to prime banks in the London interbank market for a period of one month commencing from such Reset Date and in an amount approximately equivalent to the outstanding principal amount hereof. An Applicable Rate utilizing a LIBOR rate for a different reference period (e.g. three month LIBOR, etc.) shall be determined using the foregoing definition and substituting the relevant reference period.

“Other Agreements” means all agreements, instruments and documents, whether heretofore, now, or hereafter executed by or on behalf of Borrower and delivered to Lender with respect to this Agreement.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Rate Period” shall mean each of the applicable calendar periods based on the Applicable Rate determined by the Lender in accordance herewith, which Lender shall advise to Borrower.

“Reset Date” shall mean the first day of each Rate Period.

“Revolving Credit Commitment” means the obligation of Lender to make Revolving Credit Loans to Borrower in the aggregate amount not to exceed $150,000,000 (One Hundred and Fifty Million Dollars).

“Revolving Credit Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Credit Maturity Date” means the earlier to occur of (a) April 20, 2018, after which the Revolving Credit Maturity Date will continue to be extended for successive one year periods unless prior written notice of non-extension is given by the Lender to the Borrower at least six (6) months in advance of such renewal date and (b) the termination of the Revolving Credit Commitment.

“Revolving Credit Note” shall have the meaning assigned to such term in Section 2.1(a).

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.Loan Facility.

2.1Revolving Credit Loans.

(a)

Obligations to Make Revolving Loans.  Subject to satisfaction of the conditions set forth in Section 3 hereof, Lender agrees, on the terms and conditions set forth in this Agreement, to make all loans and advances (each, a “Revolving Credit Loan”) to Borrower at Borrower’s request beginning on the Effective Date until the Revolving Credit Maturity Date, which loans and advances do not exceed (i) $150,000,000 (One Hundred and Fifty Million Dollars) in any given calendar month or (ii) in an aggregate amount outstanding from time to time, the Revolving Credit Commitment.  Borrower shall repay the aggregate outstanding principal amount of each such Revolving Credit Loan together with all interest due thereon and all other amounts owing under this Agreement or the Loan Documents in full on the Revolving Credit Maturity Date.  If the aggregate of all outstanding Revolving Credit Loans shall at any time exceed the Revolving Credit Commitment, Borrower shall immediately pay such excess to Lender.  The obligation of Borrower to repay the principal amount of each Revolving Credit Loan and any and all interest that accrues thereon shall be evidenced by a promissory note in the original principal amount of the Revolving Credit Commitment executed and delivered by Borrower to Lender in the form attached hereto as Exhibit A (the “Revolving Credit Note”).

(b)

Method of Borrowing Revolving Credit Loans. The Borrower shall give notice to the Lender of the principal amount of each Revolving Credit Loan by no later than 10:00 a.m., New York time, at least three (3) Business Days prior to the date of the proposed Revolving Credit Loan (which shall also be a Business Day), or such shorter period as the Lender may agree.  Each Revolving Credit Loan shall comply with all of the provisions of this Agreement.  Subject to satisfaction of the conditions set forth in Section 3 hereof, Lender shall advance the requested amount to Borrower in immediately available funds as directed by Borrower.

2.2Interest.

(a)

Interest Rates.  Interest shall accrue on the Revolving Credit Loan at a rate per annum for each Rate Period equal to the Applicable Rate for such Rate Period, payable monthly in arrears in immediately available funds beginning on the last day of each month after the date hereof and on the Revolving Credit Maturity Date.

From and after the Revolving Credit Maturity Date, or during the continuance of an Event of Default, amounts payable under the all Revolving Credit Loans shall bear interest at an annual rate of the Applicable Rate plus100 basis points (1.00%) until the payment of all such amounts has been made.  Such additional interest will be payable on demand of the Lender.

(b)

Interest Basis.  Interest shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day the Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon, New York time, at the place of payment.  If any payment of principal of or interest on the Loan shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.3Method of Payment.  All payments of principal and interest hereunder shall be made on the date when due in immediately available funds in United States dollars to Lender at Lender’s address specified in Section 8.8.

2.4Prepayments.  Subject to the requirements of this Section 2.4, Borrower shall have the right from time to time, on any Business Day, to prepay any Loan in whole or in part.  All prepayments shall be accompanied by accrued interest.

3.Conditions Precedent

3.1Conditions to Closing and First Loan.  Lender shall not be required to make any Loans under this Agreement unless Borrower has furnished to Lender, or caused to be furnished to Lender, the following items:

(a)	Borrower shall have duly executed and delivered to Lender this Agreement; and
(b)	Borrower shall have duly executed and delivered to Lender the Revolving Credit Note.

3.2Conditions To All Borrowings.  The obligations of Lender to make any Loan shall also be subject to the following conditions precedent that on the date such Loan is made and after giving effect thereto:

(a)

each of the representations and warranties of Borrower contained in this Agreement, the Loan Documents or in any other document or instrument delivered pursuant to this Agreement shall be true and correct as of the date as of which they were made and shall also be true and correct as of the date such Loan is made;

(b)	Borrower shall have complied with all other requirements under this Agreement and the other Loan Documents; and
(c)

At the time of, and immediately after giving effect to, such Loan, no Default or Event of Default shall have occurred and be continuing, and no set of events or circumstances shall exist as would constitute a Material Adverse Effect.

4.Representations and Warranties.  Borrower represents and warrants to Lender that on the date hereof, and on the date of each and every Loan made after the date hereof:

4.1Non-Contravention.  The execution and delivery by Borrower of this Agreement, the other Loan Documents and Other Agreements to which it is a party, and the performance by Borrower of its obligations hereunder and thereunder: (i) are not in contravention of any provision of Borrower’s organizational documents; (ii) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (iii) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (iv) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender; and (v) do not require the consent or approval of any governmental body, agency, authority or any other Person except such consents as have been obtained.

4.2Enforceable Obligations.  This Agreement, the Loan Documents and the Other Documents to which Borrower is a party have been duly and validly executed by Borrower and constitute the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors.

5.Affirmative Covenants.  During the term of this Agreement, unless Lender shall otherwise consent in writing and while Loans remain outstanding to Borrower under this Agreement or any Loan Document:

5.1Corporate Existence, etc.  Borrower shall maintain its corporate existence, business and assets, keep its business and assets adequately insured, continue to engage in the same lines of business, and maintain all of its assets and properties in good repair and working order.

5.2Taxes.  Borrower will pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any Lien or charge from attaching to its property, and will furnish Lender upon request, receipts, or other evidence that deposits or payments have been made.

5.3Compliance with Laws.  Borrower shall comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property.

6.Defaults.  The occurrence of any one or more of the following events shall constitute a “Default” or an “Event of Default”:

6.1Failure to Pay.  Borrower shall fail to pay any principal, interest or any other amount payable under this Agreement or any other Loan Document when and as the same becomes due and payable.

6.2Incorrectness of any Representation or Warranty.  The Lender determines that any representation or warranty made or deemed made in this Agreement, any Loan Document, or in any written statement, certificate or information delivered in connection with this Agreement, any other Loan

Document, by or on behalf of Borrower to Lender shall have been false or misleading in any material respect when made or deemed made.

6.3Failure to Observe or Perform Covenants, Conditions or Agreements.  Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5 of this Agreement.

6.4Bankruptcy, et al. Borrower shall (i) have an order for relief entered with respect to it under the U.S. or foreign bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, acquiesce in, or have appointed for it or any substantial portion of its property a receiver, custodian, trustee, examiner, liquidator or similar official for it, (iv) institute any proceeding seeking an order for relief under the U.S. or foreign bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.4.

6.5Failure of this Agreement or Any Other Loan Documents.  This Agreement or any of the other Loan Documents shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof.

7.Acceleration, Waivers, Amendments and Remedies.

7.1Acceleration.  If any Event of Default occurs, or the Revolving Credit Maturity Date occurs, the Revolving Credit Commitment shall automatically terminate and Lender may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

7.2Preservation of Rights; No Adverse Impact; Waivers; and Amendments.  No delay or omission of the exercise of any right under this Agreement or any of the Loan Documents shall impair such right or be construed to be a waiver or an acquiescence therein.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents, whatsoever, shall be valid unless in writing signed by Lender, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents, or by law afforded, shall be cumulative.

7.3Remedies.  Upon the occurrence and during the continuance of an Event of Default or upon the occurrence of the Revolving Credit Maturity Date, Lender (i) may proceed to protect and enforce Lender’s rights by suit in equity, action of law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement, any Loan Document or in any instrument or document delivered to Lender pursuant hereto, or in the exercise of any rights, remedies or powers granted in this Agreement, any Loan Document and/or any such instrument or document, and (ii) may proceed to declare the obligations under this Agreement or any Loan Document to be due and payable pursuant to Section 7.1 hereof and Lender may proceed to enforce payment of such documents as provided herein, or in any Loan Document.

8.General Provisions.

8.1Survival of Representations.  All representations and warranties of Borrower contained in this Agreement shall survive delivery of this Agreement, the Revolving Credit Note and the other Loan Documents, and the making of the Loans herein contemplated.

8.2Entire Agreement; Amendments; Invalidity.  This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein.  None of the terms of this Agreement or any of the other Loan Documents may be amended or otherwise modified except by an instrument executed by each of Borrower and Lender. If any term of this Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement and the other Loan Documents shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.  Section headings in this Agreement and the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement or any of the Loan Documents.

8.3Indemnity.  Borrower shall indemnify Lender and its directors, officers, employees, affiliates and agents (collectively, “Indemnified Persons”) against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, including claims brought by any officer, director, member or manager or former officer, director or member or manager of Borrower, and related expenses including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any transactions, services or matters that are the subject of the Loan Documents; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person.  All amounts due hereunder shall be payable on demand and shall constitute Obligations hereunder.

8.4Governing Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION)  IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

8.5Consent to Jurisdiction.  Borrower further agrees to service of process in any such suit being made upon Borrower by mail at the address specified for notices in Section 8.8 hereof.

8.6Additional Documentation.  Borrower, at its own expense, shall do, make, execute and deliver all such additional and further acts, deeds, assurances, documents, instruments and certificates as Lender may reasonably request in order to carry out the terms and provisions of this Agreement and the other Loan Documents.

8.7Successors and Assigns. This Agreement and the other Loan Documents and all obligations of Borrower hereunder and thereunder shall be binding upon the successors and permitted assigns of Borrower, and shall, together with the rights and remedies of Lender hereunder, inure to the benefit of Lender, any future holder of this Agreement or any other Loan Document and their respective successors and assigns; provided, however, Borrower may not transfer or assign its rights or obligations hereunder or thereunder without the express written consent of Lender, and any purported transfer or assignment by Borrower without Lender’s written consent shall be null and void. Lender may assign, transfer, participate or endorse its rights under this Agreement or any of the other Loan Documents without the consent or approval of Borrower, and all such rights shall inure to Lender’s successors and assigns.  No sales of participations, other sales, assignments, transfers, endorsements or other dispositions of any rights hereunder or thereunder or any portion hereof or thereof or interest herein or therein shall in any manner affect the obligations of Borrower under this Agreement or the other Loan Documents.  Borrower agrees, in connection with any such assignment, to execute and deliver such additional documents or agreements, including, without limitation, new Notes, as may be reasonably requested.

8.8Notices.  All notices, requests, demands and other communications required or permitted under this Agreement and the other Loan Documents or by law shall be delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, telex or facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of mailing, when receipted for, in the case of overnight delivery, on the next business day after delivery to the courier, and in the case of telex and facsimile transmission, the next business day after upon transmittal. Receipt of notices pursuant to this Agreement shall be deemed to have occurred on the earlier of (a) the date of actual receipt, and (b) the date that notice is deemed received pursuant to the first sentence of this Section 8.8. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be delivered to the following addresses:

If to Borrower:

c/o Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Telephone: (212) 829-4829

Telecopy: (212) 829-4708

If to Lender:

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Telephone: (212) 829-4829

Telecopy: (212) 829-4708

8.9Counterparts.  This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.

8.10No Waiver by Lender, Etc.  Lender shall not be deemed to have waived any of its rights upon or under the Obligations unless such waiver shall be in writing in accordance with Section 7.2 hereof.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.  All rights and remedies of Lender with respect to the Obligations, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Lender deems expedient.

8.11Waivers.  Borrower, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, protest, presentment, notice of acceptance of this Agreement or any other Loan Document, notice of loans made, credit extended or other action taken in reliance hereon and all other demands and notices of any description.  With respect to the Obligations, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Lender may deem advisable.  Borrower further waives any and all other suretyship defenses.

[Signature page to follow]

In Witness Whereof, this Agreement has been duly executed as an instrument under seal as of the date first set forth above.

BORROWER:	Cantor Sponsor, L.P. By: /s/ Steven Bisgay Printed Name: Steven Bisgay Title: Executive Managing Director
LENDER:	BGC Partners, INC. By: /s/ Steven McMurray Printed Name: Steven McMurray Title: Chief Financial Officer

[Signature Page to Revolving Credit Agreement, dated as of April 21, 2017, by and between Cantor Sponsor, L.P., as Borrower, and BGC Partners,  Inc., as Lender]

Exhibit A

REVOLVING CREDIT NOTE

Up to $150,000,000 (One Hundred and Fifty Million Dollars)	April 21, 2017
New York, New York

FOR VALUE RECEIVED, on the Revolving Credit Maturity Date, Cantor Sponsor, L.P., a Delaware corporation and subsidiary of Cantor Fitzgerald, L.P. (“Borrower”), having its registered office located at 110 East 59th Street, New York, New York 10022, promises to pay to the order of BGC Partners, Inc., a Delaware limited partnership (“Lender”), having an address at 499 Park Avenue, New York, New York 10022, or its successors or assigns, the principal sum of up to $150,000,000 (One Hundred and Fifty Million Dollars) (the “Revolving Credit Commitment”) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender to Borrower, in United States Dollars and in immediately available funds as provided in the Revolving Credit Agreement of even date by and between Borrower and Lender (the “Credit Agreement”), together with interest on the unpaid principal amount hereof from time to time outstanding at the rate and on the dates set forth in the Credit Agreement and this Revolving Credit Note.  Interest shall accrue on the Revolving Credit Loan at a rate per annum for each Rate Period (as defined below) equal to the Applicable Rate (as defined below) for such Rate Period (computed on the basis of the actual number of days elapsed in a 360-day year), payable monthly in arrears in immediately available funds beginning on the last day of each month after the date hereof and on the Revolving Credit Maturity Date.

For the purposes hereof, the following terms shall have the following meanings:

“Applicable Rate” shall mean for any Rate Period, the greater of (a) the Lender’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%) and (b) CFLP’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%).  The Applicable Rate for each Rate Period shall be determined by the Lender in accordance herewith, and the Lender shall advise the Borrower of such determination.

“One Month LIBOR” shall mean, with respect to any Rate Period, the rate for deposits in U.S. dollars having a term of one month, commencing on the Reset Date for such Rate Period, which appears on Reuters Page LIBORO01 at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date.  If such rate does not appear on Reuters, the rate will be the rate at which deposits in U.S. dollars are offered by JPMorgan Chase in the London interbank market at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date to prime banks in the London interbank market for a period of one month commencing from such Reset Date and in an amount approximately equivalent to the outstanding principal amount hereof. An Applicable Rate utilizing a LIBOR rate for a different reference period (e.g. three month LIBOR, etc.) shall be determined using the foregoing definition and substituting the relevant reference period.

“Rate Period” shall mean each of the applicable calendar periods based on the Applicable Rate determined by the Lender in accordance herewith, which Lender shall advise to Borrower.

“Reset Date” shall mean the first day of each Rate Period.

107618 v6

From and after the Revolving Credit Maturity Date, or during the continuance of an Event of Default, amounts payable under the all Revolving Credit Loans shall bear interest at an annual rate of the Applicable Rate plus100 basis points (1.00%). until the payment of all such amounts has been made.  Such additional interest will be payable on demand of the Lender. Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

This Revolving Credit Note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement, as it may be amended from time to time.  Reference is hereby made thereto for a statement of the terms and conditions under which this Revolving Credit Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of the Loan and the date and amount of each principal payment hereunder.

If the Revolving Credit Maturity Date shall have occurred, then and in any such event, in addition to all rights and remedies of Lender under the Credit Agreement or any Loan Document, applicable law or otherwise, all such rights and remedies being cumulative and enforceable alternatively, successively and concurrently, Lender may, at its option, declare any and all of Borrower’s obligations, liabilities and indebtednesses owing by Borrower under this Revolving Credit Note, the Credit Agreement and any other Loan Document (collectively, the “Obligations”) to be due and payable, whereupon the then unpaid balance thereof, together with all interest accrued thereon or expenses incurred in connection therewith shall forthwith become due and payable, together with all interest accruing thereafter at the rate set forth in the Loan Agreement until the indebtedness evidenced by this Revolving Credit Note is paid in full, plus all costs and expenses of collection hereof, including, without limitation, reasonable attorneys’ fees and expenses.

Borrower shall pay all Lender’s costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of or preservation of rights under this Revolving Credit Note on the terms provided in the Credit Agreement.

No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Borrower and every endorser or guarantor of this Revolving Credit Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

None of the terms or provisions of this Revolving Credit Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the Lender expressly referring hereto and setting forth the provision so excluded, modified or amended.  This Revolving Credit Note shall be binding upon the successors and assigns of Borrower and inure to the benefit of Lender and its successors, endorsees and assigns.  If any term or provision of this Revolving Credit Note shall be held to be invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability shall only effect such term or provision, and shall not effect such term or provision in any other jurisdiction or any other term or provision of this Revolving Credit Note.

CANTOR SPONSOR, L.P. By: By: /s/ Steven Bisgay Printed Name: Steven Bisgay Title: Executive Managing Director

All rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to principles of conflicts or choice of laws) and this Revolving Credit Note shall be deemed to be made under seal.

[Signature Page to Revolving Credit Note, dated as of April 21, 2017 by and between Cantor Sponsor, L.P., as Borrower, and BGC Partners, Inc., as Lender]

Date	Principal Amount Loaned	Principal Amount Repaid	Total Unpaid Outstanding Principal Amount	Notation Made By
April ___, 2017